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Exhibit 10.16

Execution Copy

AGREEMENT

        This AGREEMENT is dated November 30, 2008 by and between Rohinton Mobed ("Mobed"), and IHS Inc., a Delaware corporation formerly known as IHS Group Inc. its predecessors, former, current and future affiliates, subsidiaries, successors, and assigns (the "Company").

        WHEREAS, Mobed is Co-President and Co-Chief Operating Officer of IHS Inc.; and

        WHEREAS, Mobed and IHS Inc. (collectively the "Parties") wish to set forth the rights and obligations of the Parties in connection with the termination of Mobed's employment with IHS Inc. and to ensure an orderly transition of responsibilities from Mobed to his successor;

        NOW, THEREFORE, the Parties agree as follows:

        1.     Effective as of the date hereof, Mobed resigns from his position as Co-President and Co-Chief Operating Officer of IHS Inc., ceases to be an officer of IHS Inc., and ceases to be an officer or director of any affiliate of IHS Inc. As used in this Agreement, the term "affiliate" shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with IHS Inc.

        2.     From December 1, 2008 through May 29, 2009 or such earlier date as the UK Contract (as defined below) is terminated (the "Transition Period") Mobed shall be employed by IHS (Global) Limited, a UK affiliate of IHS Inc., notwithstanding his resignation as Co-President and Co-Chief Operating Officer of the Company as of the date hereof. During the Transition Period, Mobed shall not be an officer of the Company and shall have the title of Vice Chairman of IHS (Global) Limited reporting to the CEO of the Company and shall undertake such advisory activities as are requested by the CEO. During the Transition Period, Mobed's employment by IHS (Global) Limited shall be on the terms of the agreement headed "Contract of Employment" attached to this Agreement as Exhibit A (the "UK Contract"), including base salary in an amount equal to 20% of his current base salary through May 29, 2009 or such earlier date as the UK Contract is terminated (the "Effective Termination Date"). The Parties agree that during the Transition Period Mobed shall not be expected or required to perform services at a level greater than twenty (20%) percent of the average level of services performed during the 36-month period prior to and ending on November 30, 2008 (as described in Reg. §1.409A-1(h)(1)). As of the Effective Termination Date, Mobed shall cease to be an employee of IHS (Global) Limited.

        3.     IHS Inc. shall pay Mobed an annual bonus payment for the fiscal year ended November 30, 2008 pursuant to the IHS Annual Incentive Plan on the same date as payment is made under such plan to IHS Inc.'s senior executives generally and in no event will payment be made later than March 15, 2009. In connection therewith, the personal objectives portion of Mobed's annual bonus will be paid at no less than "target" performance level.

        4.     Mobed has received grants of restricted stock units ("RSUs"), where each RSU represents one share of Class A common stock of the Company ("Shares") and has received grants of options to acquire Shares ("Options") pursuant to award agreements. The RSUs are hereby amended such that, as soon as practicable after any vesting, (and subject to the applicable section(s) in the award agreements relating to the withholding of taxes), and no later than March 15 of the calendar year following such vesting, the Shares represented by such vested RSUs will be delivered to Mobed. On the date hereof, 67,667 RSUs granted pursuant to the award agreements are unvested. Mobed will vest in 24,250 of such unvested RSUs on November 30, 2008 (comprised of 3,000 unvested RSUs granted on July 24, 2006 and 21,250 unvested RSUs granted on July 24, 2006). The remaining 43,417 unvested RSUs will be forfeited on November 30, 2008. On December 1, 2008, Mobed shall wire transfer to the Company an amount equal to any taxes required to be withheld as a result of the vesting of such 24,250 RSU's. In the event Mobed does not wire such funds on December 1, 2008 for said taxes, the Company shall withhold from the 24,250 Shares that otherwise would be released to Mobed when the

24,250 RSUs vest on November 30, 2008 the number of Shares needed to satisfy anytaxes required to be withheld as a result of the vesting of such RSUs. On November 30, 2008, Mobed will vest in the 49,500 Options with an exercise price of $30.80 per Share granted on July 24, 2006. On November 30, 2008 Mobed will vest in the 8,333 Options with an exercise price of $37.65 per Share granted on January 29, 2007. Mobed may exercise such vested Options during the period commencing on the vesting date and ending August 31, 2009 on the terms and subject to the conditions of the Stock Option Award pursuant to which such Options were granted.

        5.     On such date as Mobed may elect between June 1, 2009 and November 30, 2009, IHS Inc. shall pay Mobed a lump sum cash payment of $1,728,000, less any withholding or other deductions required to be made from such sum as provided in paragraph 18 below, subject, on the Effective Termination Date, to Mobed's execution and delivery to the Company of the Compromise Agreement and delivery to the Company of the Qualified Advisor's Certificate executed by his Qualified Advisor, pursuant to the provisions of the UK Contract. Mobed shall provide IHS Inc. with thirty day notice of the date he elects to receive the payment and of the institution and account Mobed has selected for receipt of this lump sum cash payment. Notwithstanding the foregoing, on or after January 1, 2009, and pursuant to the notice requirements in the immediately preceding sentence, Mobed may request payment of a portion of the $1,728,000 amount. Such portion shall not exceed the amount described in Reg. Section 1.409A-1(b)(9)(iii), shall be paid no later than the payment date of the remaining amount described in this Paragraph 5, and shall be treated for all purposes of this Agreement as not constituting deferred compensation for purposes of Section 409A of the Internal Revenue Code.

        6.     As of the Effective Termination Date, Mobed will also be credited with two additional years for the purposes of each of the age and service requirements of the IHS Retirement Income Plan and two years and six months for the purposes of each of the age and service requirements of the IHS Supplemental Income Plan.

        7.     The Company shall pay for Mobed and his eligible dependents to continue to participate in the Company's dental and vision plans on the same terms as such payments are made with respect to the current employees and their eligible dependents participating in comparable plans during such period (or, if he is ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) for a period of 18 months following the Effective Termination Date. The Company shall pay for Mobed and his eligible dependents to participate in a "personal" medical plan with AXA PPP that provides substantially comparable benefits to the AXA PPP group medical plan in which Mobed and his dependents participate on the date hereof (or if such plan is or becomes unavailable, in substitution arrangements adopted by the Company providing substantially comparable benefits) for a period of 18 months following the Effective Termination Date.

        8.     On December 1, 2008, Mobed will receive $25,000 in lieu of outplacement services that would otherwise have been provided to him.

        9.     Notwithstanding any provision in this Agreement to the contrary, if, at the time of Mobed's "separation from service" (as defined in Section 409A of the Internal Revenue Code [the "Code"] and Reg. Section 1.409A-1(h)(1)), he is a "specified employee" (as defined in Section 409A of the Code), then, to the extent required to comply with Section 409A of the Code, and subject to Paragraph 5 of this Agreement, Mobed will not be entitled to payments upon such termination until the earlier of (i) the date which is six months after such separation from service for any reason other than death has occurred or (ii) the date of Mobed's death. For purposes of this Agreement, Mobed's Separation from Service Date shall be November 30, 2008.

        10.   Section 10 (Covenants) of the letter agreement between Mobed and the Company dated November 1, 2004, as amended by the amendment agreement dated November 5, 2007 (the "Employment Agreement") is hereby incorporated by reference. Mobed acknowledges and agrees that the obligations contained in Sections 10(a), 10(e), 10(f) and 10(g) of the Employment Agreement survive the termination of Mobed's employment with the Company without limit. Mobed acknowledges and agrees that the obligations in Sections 10(b) and 10(c) of the Employment Agreement survive the termination of Mobed's employment with the Company for the period from the date of this Agreement through November 30, 2010. Anything in the Employment Agreement to the contrary notwithstanding, the term "Restricted Period" in Sections 10(b) and 10(c) shall mean the period from the date of this Agreement through November 30, 2010 and in subclause (ii) of the second sentence of Section 10(b) the words "or indirect" shall be deleted.

        11.   (a) In consideration of the vesting of RSUs and Options, the lump sum cash payment, the continuing participation in medical, dental and vision plans and payment in lieu of outplacement services, each in accordance with and to the extent provided for in this Agreement, Mobed, for himself and his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action, including, but not limited to, those relating to or arising from his employment or separation of employment with the Company, including, but not limited to, under those federal, state and local laws and those applicable laws of any other jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which Mobed ever had, now has, or may have, or which his heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which Mobed signs this Agreement (collectively the "Released Claims").

        (b)   Mobed warrants and represents that he has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

        (c)   Mobed fully understands and agrees that:

          1.     the release under Section 11(a) above is in exchange for payments to which he would otherwise not be entitled;

          2.     no rights or claims are released or waived that may arise after the date this Agreement is signed by him;

          3.     he is hereby advised to consult with an attorney before signing this Agreement;

          4.     he has 21 days from his receipt of this Agreement within which to consider whether or not to sign it;

          5.     he has seven days following his signature of this Agreement to revoke the release under Section 11(a) above; and

          6.     this Agreement will not become effective or enforceable until the revocation period of seven days has expired.

        12.   If Mobed chooses to revoke the release under Section 11(a) above, he must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

    IHS Inc.
    15 Inverness Way East
    Englewood, CO 80112
    Attention:    Jeffrey Sisson

        13.   This Agreement, the IHS Retirement Income Plan and the IHS Supplemental Income Plan and the UK Contract constitute the complete understanding between Mobed and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, the Employment Agreement is terminated effective as of the date hereof and neither party shall have any rights or obligations under the Employment Agreement; provided, however, that Section 10 of the Employment Agreement shall survive the termination of the Employment Agreement, as indicated in paragraph 10 of this Agreement above, and Sections 3, 4, 6, and 7 of the Employee Confidentiality, Non-Compete and Innovations Agreement dated May 24, 2004, shall remain in full force and effect. Mobed has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

        14.   In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

        15.   This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

        16.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective representatives, predecessors, heirs, executors, administrators, assigns, successors, agents, assignors, assignees, former, current and future affiliates, parent corporations, subsidiaries, co-employers, officers, directors, employees, attorneys, shareholders, members or representatives.

        17.   Mobed has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Mobed knowingly and voluntarily signs this Agreement.

        18.   All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.

        19.   The Company agrees not to make any disparaging public statements with respect to Mobed, and Mobed agrees not to make any disparaging public statements with respect to the Company.

        20.   The Company agrees that it shall indemnify, hold harmless and defend Mobed, whether named as an individual or as an officer, director or employee of the Company, to the extent and upon the terms and subject to the conditions provided in IHS Inc.'s Certificate of Incorporation and Bylaws, from and against liabilities, claims, suits, losses, damages, injuries, demands, actions, fines, penalties, costs and legal fees arising out of or resulting from any act or omission of Mobed in the performance and/or failure to perform his responsibilities and duties while employed at any time with the Company up through and including the Effective Termination Date.

        21.   Any notice required or permitted to be given hereunder shall be in writing either delivered via U.S. mail, postage prepaid, or by overnight courier service addressed to the party to be charged with such notice. Notice is also permitted via facsimile with confirmation of successful transmission (provided a confirming copy is also delivered as provided in the previous sentence). Notices to the parties shall use the addresses shown herein:

    If to Mobed:

      Rohinton Mobed
      8 Oxford Road
      London SW15 2LF
      England

      Fax:

    With a copy to:

      Kristi Blumhardt
      McElroy, Deutsch, Mulvaney & Carpenter, LLP
      1700 Broadway, Suite 1900
      Denver, CO 80290
      Fax: 303-839-0036

    If to IHS Inc:

      IHS Inc.
      15 Inverness Way East
      Englewood, CO 80112
      Attention: Chief Executive Officer
      Fax: (303) 754-3984

    With a copy to:

      IHS Group Services Inc.
      1350 Avenue of the Americas
      Suite 840
      New York, NY 10019

      Attention: General Counsel
      Fax: 212-850-8540

        22.   This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email shall be effective as delivery of a manually executed counterpart to this Agreement.

        IN WITNESS WHEREOF, Mobed and IHS Inc. have executed this Agreement as of the day and year first above written.

/s/ Rohinton Mobed Rohinton Mobed
IHS INC.
/s/ Stephen Green
By: Stephen Green
Title: SVP and General Counsel

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  Exhibit 10.16
AGREEMENT